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                                                                    EXHIBIT 4(d)


                    FARMERS NEW WORLD LIFE INSURANCE COMPANY
                        WAIVER OF SURRENDER CHARGE RIDER
                              - TERMINAL ILLNESS -

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RIDER BENEFIT                We will waive the surrender charge, subject to the terms of this rider, on a surrender or withdrawal if the Annuitant develops a terminal illness.  The waiver is available one year after the effective date of the rider.

                             We will waive the surrender charge for any withdrawal amount the Owner requests, subject to the same terms as stated in the policy, up to an aggregate maximum withdrawal of $250,000 from all contracts carrying this rider and naming the same person as the Annuitant.

                             Waiver of the surrender charge under this rider is available only once.  No benefit will be provided by this rider if the terminal illness results from intentionally self-inflicted injuries.

DEFINITIONS

-   PHYSICIAN                A person who is licensed to practice medicine in the United States and who is acting within the scope of that license.  Physician does not include the Annuitant; the owner; a person who lives with the Annuitant or the Owner; or a person who is a relative of the Annuitant or the Owner.

-   TERMINAL ILLNESS         A medical condition that with reasonable medical certainty will result in the
                             Annuitant's death in 12 months or less from the date of the physician statement, regardless of any medical treatment received, with the exception of major organ transplants.

-   MAJOR ORGANS             Major organs are defined as heart, lung, liver, pancreas, kidney, and bone marrow.

-   PHYSICIAN STATEMENT      A statement acceptable to us, signed by a physician which gives the diagnosis of the
                             Annuitant's terminal illness, as defined above.  We may also require additional information from other physicians having knowledge of the Annuitant's terminal illness.

PROOF OF ELIGIBILITY         The owner may file a surrender or withdrawal request along with written proof that demonstrates the qualifying conditions for waiving surrender charges have been met.
                             Written proof includes: a properly completed claim form, a physician statement,  and medical information acceptable to us supporting the diagnosis.  We may require additional medical information from the physician submitting the statement and from other physicians or institutions having knowledge of the Annuitant's terminal illness.
                             We reserve the right to have a physician of our choosing examine the Annuitant at our expense prior to waiving the surrender charge.  If the physician we choose provides a different opinion, we reserve the right to rely on that physician statement to determine eligibility.  In case of disagreement, the parties shall submit to arbitration.

TERMINATION                  This rider will end when:

                             1.  The contract ends for any reason; or

                             2.  The benefit is exercised and surrender charges are waived; or

                             3.  The Annuitant dies.

GUARANTEED VALUES            This rider does not increase or decrease any guaranteed values of this contract.

CONTRACT                     This rider is subject to all the terms of this contract except as modified in this rider.

                             Attached to and made a part of this contract effective as of the date of issue of the contract.
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                    FARMERS NEW WORLD LIFE INSURANCE COMPANY


                      /s/ C. PAUL PATSIS       /s/ JEFFREY T. BLACKBURN

                        C. Paul Patsis            Jeffrey T. Blackburn
                           President                   Secretary




2000 TIBR                                                                 41842